As filed with the Securities and Exchange Commission on May 22, 2000
                                                            Registration No.
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                ______________

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            THE NETPLEX GROUP, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                               ________________

          New York                                         11-2824578
(State or Other Jurisdiction of                 (I.R.S. Employer Identification
Incorporation or Organization)                              Number)

                      1800 Robert Fulton Drive, Suite 250
                            Reston, Virginia 20191
                                (703) 716-4777
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                   GENE ZAINO
                            Chief Executive Officer
                            The Netplex Group, Inc.
                      1800 Robert Fulton Drive, Suite 250
                             Reston, Virginia 20191
                                 (703) 716-4777

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                              ____________________

                                   Copies to:
                          JOHN L. SULLIVAN, III, ESQ.
                          WALLACE E. CHRISTNER, ESQ.
                             JAGPREET SINGH, ESQ.
                       Venable, Baetjer and Howard, LLP
                        2010 Corporate Ridge, Suite 400
                               McLean, VA  22102
                                (703) 760-1600

       Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                     Proposed            Proposed
                                                     Maximum             Maximum
     Title Of Shares           Amount To Be      Aggregate Price     Aggregate Offering        Amount Of
     To Be Registered         Registered (1)       Per Unit (2)          Price (2)        Registration Fee
----------------------------------------------------------------------------------------------------------
Common stock, par value       5,099,766 shares      $3.53125             $18,008,549          $4,754
$.001 per share
==========================================================================================================

(1) Shares of common stock that may be offered pursuant to this Registration Statement consist of 5,099,766 shares issuable upon conversion of and as dividends upon 10,000 shares of Series D Convertible Preferred Stock and upon exercise of related warrants. For purposes of estimating the number of shares of common stock to be included in this Registration Statement, we included (i) 3,010,420 shares, representing 175% of the number of shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock, determined as if the Series D Convertible Preferred Stock were converted in full at the conversion price of $5.87 as of May 19, 2000;
    plus (ii) 49,469 shares, representing 175% of the number of shares of common stock issuable in lieu of cash dividends payable on the Series D Convertible Preferred Stock, based on a price of $3.46 per share, the applicable dividend conversion price as of May 19, 2000; plus (iii) 2,039,877 shares, representing 175% of the number of shares of common stock issuable upon exercise of the warrants. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The above calculation is based on the average of the high and low sales prices of the common stock on the Nasdaq SmallCap Market on May 18, 2000.


          The registrant hereby amends this Registration Statement on such date and dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, dated May 22, 2000
                            Preliminary Prospectus
                            The Netplex Group, Inc.
                               5,099,766 shares
                                 Common Stock
                   _________________________________________

     The shareholders on page 9 of this prospectus are offering and selling up to 5,099,766 shares of our common stock. The selling shareholders may offer and sell some, all or none of the common stock under this prospectus. The selling shareholders may determine the prices at which they will sell such common stock, which may be at market prices prevailing at the time of such sale or some other price. In connection with such sales, the selling shareholders may use brokers or dealers which may receive compensation or commission for such sales. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

     Our common stock is publicly traded on the Nasdaq SmallCap Market under the symbol "NTPL" and on the Boston Stock Exchange under the symbol "NPL". On
May 18, 2000, the closing sales price for one share of our common stock on the Nasdaq SmallCap Market was $3.50.

     THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF OUR COMMON STOCK FROM THE SELLING SHAREHOLDERS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is May 22, 2000.

                               TABLE OF CONTENTS
                                                                           PAGE
                                                                          NUMBER
INFORMATION ABOUT THE NETPLEX GROUP.......................................   3

RISK FACTORS..............................................................   4

FORWARD-LOOKING STATEMENTS................................................   9

USE OF PROCEEDS...........................................................   9

SELLING SHAREHOLDERS......................................................   9

PLAN OF DISTRIBUTION......................................................  11

DESCRIPTION OF SECURITIES.................................................  12

EXPERTS...................................................................  18

LEGAL MATTERS.............................................................  19

WHERE YOU CAN FIND MORE INFORMATION.......................................  19

MATERIAL CHANGES..........................................................  19

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  19

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES...............................................................  20



     We have informed the selling shareholders that the anti-manipulative rules under the Securities Exchange Act of 1934, as amended, including Regulation M, may apply to their sales in the market. We have furnished the selling shareholders with a copy of these rules. We have also informed the selling shareholders that they must deliver a copy of this prospectus with any sale of their shares.

                              PROSPECTUS SUMMARY

     This summary outlines and highlights information contained in this prospectus and the information incorporated in this prospectus by reference. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes that are incorporated by reference.

                      SUMMARY DESCRIPTION OF OUR BUSINESS

     Based in Reston, Virginia, and with 16 U.S. operating locations, The Netplex Group, Inc. is an Internet services company that leverages industry-specific knowledge, creative ideas, and technology expertise to create customized e-solutions.

     By thoroughly understanding the business dynamics and technology trends of specific vertical markets, we seek to better understand the business problems faced by companies within these industries. This allows us to develop and deliver e-solutions that serve our customers' unique strategic, creative, and technological business needs. As a result, our e-solutions seek to help our customers' transition from their existing systems and processes to business models that are aligned to the demands of the digital age.

     e-solutions

     Our e-solutions business is divided into five categories: e-Strategy Consulting, Creative Design, e-Application Development (Internet, intranet, and extranet), e-Infrastructure Services, and Systems Integration. With this portfolio of services, we guide customers' initiatives from idea to implementation. Our services seek to help customers with multiple levels of e-business transition--from process improvements to enterprise-wide transformations. We believe that our services position customers to benefit from integrated and streamlined interactive relationships with their customers, partners, and stakeholders.

     Subsidiary: Contractor's Resources

     In addition to our e-solutions offerings, Netplex has a subsidiary, Contractor's Resources, or CR, which we recast in 1999 as an integrated online service under the brand name Techcellence(TM). Targeting independent professionals in the Information Technology industry, Netplex launched Techcellence as a business-to-business service designed to provide the financial infrastructure, resources, and business services that help professionals build careers as independent contractors. In 2000, we extended our service's scope to target all independent workers, regardless of industry or profession and rebranded the service as MyBizOffice(TM). MyBizOffice serves as an on-line "virtual corporate office" for its member contractors. It provides its members the services of a corporate administration staff while helping them keep abreast of developments that affect their independent life and work style.

     We believe that our transformation of the traditional CR business model into an integrated e-business model has increased the business's flexibility, scalability, geographic scope, and exposure.

     We are currently incubating the MyBizOffice brand and "Business Service Provider" model. In 2000, we intend to invest in the incubation process through increasing the marketing program, expanding core service offerings, expanding existing strategic relationships, and exploring additional strategic relationships.

     Our address is 1800 Robert Fulton Drive, Suite 250, Reston Virginia 20191 and our telephone number is (703) 716-4777. Our Web site address is www.netplexgroup.com.

     Netplex was incorporated in New York in 1986 under the name CompLink, Ltd. In 1996, CompLink acquired, through a reverse merger, The Netplex Group, Inc. and Contractor's Resources, and changed its name to The Netplex Group, Inc. This merger provided Netplex with new management and a revised corporate mission. To better position ourselves to deliver the comprehensive services required to compete in the e-solutions market, we have acquired several companies during the last three years. In 1997, we acquired Onion Peel Solutions, LLC. In 1998, we acquired The PSS Group, Inc., Automated Business Systems of North Carolina, Inc., Kellar Technology Group, Inc., and the retail technical consulting business of Applied Intelligence Group, Inc. In 1999, we purchased Dean Liles & Associates, Inc. These businesses expanded our experience, technical staff, customer base, market exposure, revenue, and industry-focused expertise.

                                 RISK FACTORS

     Before you invest in shares of our common stock, you should be aware that there are various risks involved in an investment, including those described below. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus and the information incorporated in this prospectus by reference, before you decide to invest in shares of our common stock.

WE HAVE INCURRED OPERATING LOSSES AND MAY NEVER BECOME PROFITABLE.

     We incurred a net loss of $3.8 million for the three months ended March 31, 2000 and net losses of $7.4, $2.5 and $2.9 million in the years ended December 31, 1999, 1998 and 1997 respectively. There can be no assurance that we will be profitable on a quarterly or annual basis in the future. Our quarterly operating results in the past have fluctuated and may fluctuate significantly in the future depending on such factors as the timing and delivery of significant orders and contracts, new product introductions, and changes in our pricing policies.

WE HAVE NEGATIVE WORKING CAPITAL AND MAY BE UNABLE TO OBTAIN THE NECESSARY FUNDING TO EXPAND AND IMPROVE OUR BUSINESS.

     As of December 31, 1999, we had negative working capital of $369,296. With the influx of cash from the exercise of options and warrants in January and February, and from two equity financings in March, 2000, we believe that we now have positive net working capital. We also believe that our existing resources will be adequate for our cash needs through December 31, 2000. Beyond such period, we may need to raise substantial additional capital to pay for our operations. We are uncertain whether additional financing will be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, our shareholders will be further diluted. If adequate funds are unavailable, we may delay, curtail, reduce the scope of, or eliminate the expansion of our operations and/or our marketing and sales efforts, which could have a material adverse effect on our financial condition and business operations.

     Currently, we have a line of credit with a bank that expires May 31, 2000, whereby we can borrow the lesser of $6 million or 80% of eligible accounts receivable. Additionally, we are required to meet certain financial and other covenants. We had borrowed $5,126,000 under the line of credit as of December 31, 1999. As of December 31, 1999, we were not in compliance with the covenant that requires us to maintain tangible net assets of $900,000 through March 30, 2000, and $1,200,000 thereafter. The bank was notified but did not issue a notice of default. The noncompliance with this covenant was cured by the influx of cash in January and February from the exercise of options and warrants and our tangible net asset position was further strengthened by two equity financings in March, 2000. As of May 12, 2000, we have $2,221,000 outstanding under the line of credit.

THE TIMING OF OUR REVENUES AND THE INTRODUCTION AND MARKET ACCEPTANCE OF OUR PRODUCTS MAY VARY RESULTING IN SIGNIFICANT VARIATIONS IN OUR OPERATING RESULTS.

     Our revenues may vary due to:

     . the number and dollar value of client engagements commenced and completed during a quarter;

     .  the number of working days in a quarter; and

     .  employee hiring and utilization rates.

     The timing of revenues is difficult to forecast because our sales cycle for new clients is relatively long and may depend on the size and scope of assignments and general economic conditions. Because a high percentage of our expenses are relatively fixed, a change in the timing of the beginning or end of client assignments, particularly at or near the end of any quarter, could cause operating results to significantly vary from quarter to quarter and result in reported losses for that quarter. In addition, clients can terminate our engagement at will, resulting in a higher than expected number of unassigned persons or higher severance expenses.

     While we adjust professional staffs to reflect active projects, we must maintain a sufficient number of senior professionals to oversee existing client projects and help our sales force secure new client assignments.

Because we perform some work on a fixed-price basis, we also bear the risk of cost overruns and inflation. New product introductions and market acceptance of new and enhanced versions of our products or the products of third parties may also significantly affect our operating results.

THE FUTURE SUCCESS OF OUR BUSINESS DEPENDS ON THE CONTINUED SERVICES OF GENE ZAINO, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, PAMELA FREDETTE, OUR PRESIDENT, AND OUR ABILITY TO ATTRACT AND RETAIN TECHNICAL, MARKETING, SALES, AND MANAGEMENT PERSONNEL.

     Our future success depends in large part on the continued services of Gene Zaino, our Chairman and Chief Executive Officer. We have an employment agreement with Mr. Zaino that expires in June, 2002. We have a $2,000,000 key person insurance policy on the life of Mr. Zaino. Our future success also depends in large part on the continued services of Pamela Fredette, our President. We have an employment agreement with Ms. Fredette that expires in May, 2002. We have a $1,000,000 key person life insurance policy on the life of Ms. Fredette.

     Our success also depends in large part upon our ability to attract and retain qualified technical project managers and information technology personnel. We believe we need to hire additional technical personnel to improve existing products and services and to develop new products and services and hire new sales personnel to sell our products and services. The inability to attract new personnel could have a material adverse effect on our results of operations and research and development efforts. It is difficult to locate technical, marketing, sales, and management personnel with the combination of skills and attributes required to execute our strategy. Although we have attracted and retained qualified employees, qualified project managers are in particularly great demand and will remain a limited resource for the foreseeable future. Our employees can terminate their employment at any time. Accordingly, we may be unable to continue to retain and attract qualified project managers.

OUR BUSINESS IS VERY COMPETITIVE AND SUBJECT TO RAPID CHANGES.

     The market for Netplex's e-solutions is highly competitive. The rapid growth of the Internet services market has fueled a significant influx of companies that pose a competitive threat to Netplex's e-solutions business. Many of these companies have greater resources, greater expertise, or have better access to capital than Netplex.

     In a broad sense, competition for Internet-related services can range from local Web development companies to large traditional technology providers like IBM and Microsoft. However, because we target middle-market and larger organizations with an approach that focuses on solving business problems within vertical industries, our e-solutions competitors are generally companies that, like us, deliver a wide variety of Internet-related services.

     Companies with which we most commonly compete include AnswerThink, AppNet, Cysive, iXL Enterprises, Predictive Systems, Proxicom, Sapient, US Interactive, USWeb/CKS, Xceed, and several others, both public and private. Of these companies, several have moved into the full-service e-solutions market by expanding specific core disciplines (such as network engineering or creative design), while others are start-ups that have been built upon a full-service solutions delivery model.

     Customers also often call upon us to perform individual specialized services from our portfolio, such as information security, network performance enhancements, and enterprise application integration. In these cases, we frequently compete with the "Big 5" consulting firms (such as Deloitte & Touche and Andersen Consulting).

     We believe that the principal competitive factors in the information technology services industry include:

          .    responsiveness to client needs;
          .    speed of project implementation;
          .    quality of service;
          .    price;
          .    project management capability; and
          .    technical expertise.

     The market for CR's Techcellence service offering is competitive and changing quickly. We expect that additional companies will emerge in this market and that competition will therefore intensify. Our competitors in this regard vary in size and in scope of services.

WE MUST RESPOND QUICKLY TO TECHNOLOGICAL DEVELOPMENTS, INTRODUCTIONS OF NEW COMPETITIVE PRODUCTS AND SERVICES, AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE.

     The information technology services industry is characterized by rapid technological developments, frequent introductions of new products and services, and evolving industry standards. In order to remain competitive in this rapidly evolving industry, we must continually improve the performance, features and reliability of our services. We cannot assure you that we will be able to respond quickly, cost effectively and sufficiently to any such developments. Our inability to respond quickly to any such developments could cause us to lose substantial market share and could have a material adverse effect on our business, operating results, and financial condition.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY.

     Although we have streamlined our operations, our long-term success will depend in part on our ability to manage growth. If we are unable to hire a sufficient number of employees with the appropriate levels of experience to effectively manage our growth, our business, financial condition, and results of operations could be materially and adversely affected.

OUR STOCK PRICE MAY BE SUBJECT TO SIGNIFICANT VOLATILITY.

     Our stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts or others could have an immediate and significant adverse effect on the trading price of our common stock in any given period. Additionally, we may not learn of, or be able to confirm, revenue or earnings shortfalls until late in the fiscal quarter or following the end of the quarter, which could result in an even more immediate and adverse effect on the trading of our common stock.

WE MAY BE LIABLE FOR LEGAL VIOLATIONS COMMITTED BY CONSULTANTS WE EMPLOY.

     Technical services firms face legal uncertainties, including the extent of liability for violations of employment and discrimination laws. Our liability can include violations of employment and discrimination laws committed by consultants we provide to our customers. We believe we comply in all material respects with all applicable rules, regulations and licensing requirements.

WE MAY BE UNABLE TO SATISFY GUARANTEES THAT WE MAKE TO OUR CUSTOMERS DUE TO RAPID CHANGES IN OUR BUSINESS.

     Occasionally, we must guarantee to our customers that the integrated system that we are consulting on will operate properly when completed. Due to rapid changes in technology or other unforeseen developments, we may be unable to comply with such guarantees.

RISKS RELATED TO THE SERIES D CONVERTIBLE PREFERRED STOCK.

Conversion of Series D Preferred Stock and sales of common stock by our selling shareholders may depress the price of our common stock and substantially dilute your shares.

     To the extent the Series D Preferred Stock is converted or dividends on the Series D Preferred Stock are paid in shares of common stock rather than cash, a significant number of additional shares of common stock may be sold into the market, which could decrease the price of our common stock due to the additional supply of shares relative to demand in the market.

     If the sale of a large amount of shares of our common stock upon conversion of, or the payment of dividends in lieu of cash on, the Series D Preferred Stock results in a decline in the price of our common stock, this event could encourage short sales of our common stock. Short sales could place further downward pressure on the price of our common stock.

     The conversion of, and the payment of dividends in shares of common stock in lieu of cash on, the Series D Preferred Stock may result in substantial dilution to the interests of other holders of our common stock. Even though no selling shareholder may convert its Series D Preferred Stock if such conversion would make such selling shareholder the beneficial owner of more than 4.99% of our then outstanding common stock (excluding for purposes of such determination shares of common stock issuable upon conversion of Series D Preferred Stock which have not been converted and upon exercise of warrants which have not been exercised), this restriction does not prevent a selling shareholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling shareholder could eventually sell more than 4.99% of our outstanding common stock while never holding more than 4.99% at any specific time.

     At a conversion price of $5.87 per share, the Series D Preferred Stock would be convertible into approximately 1,720,240 shares, representing approximately 9.57% of the common stock that would be outstanding following the conversion, based upon the common shares outstanding on May 12, 2000.

We may issue additional shares which would reduce your ownership percentage and dilute the value of your shares.

     Certain events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Netplex. We may issue additional shares of common stock or preferred stock:

          .    to raise additional capital or finance acquisitions;
          .    upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; or
          .    in lieu of cash payment of dividends.

     As of May 12, 2000, there were outstanding convertible preferred shares (excluding the Series D Preferred Stock), warrants (excluding the warrants relating to the Series D Preferred Stock) and options to acquire up to approximately 8,118,942 additional shares of common stock at prices ranging from $1.01 to $13.75 per share. If converted or exercised, these securities will reduce your percentage ownership of common stock and could dilute the value of your shares.

     Although we are not obligated to issue more than 3,557,771 shares of common stock representing 19.99% of our outstanding common stock on March 29, 2000, the date of issuance of the Series D Preferred Stock, upon conversion or the payment of dividends in lieu of cash on the Series D Preferred Stock without obtaining shareholder approval, we are required to seek shareholder approval at the earlier of June 30, 2001 or within 60 days after the first date on which the number of shares issued or issuable upon (i) conversion of the Series D Preferred Stock, (ii) exercise of the related warrants and (iii) if the holders acquire the right (after a Call Trigger Date, which is defined below in "Description of Securities - Series D Preferred Stock - Additional Information About Our Series D Preferred Stock and Warrants") to purchase additional shares of Series D Preferred Stock and additional related warrants, the conversion and exercise of such Series D Preferred Stock and the related warrants as if such additional shares and warrants were issued and outstanding on the date of determination equals or exceeds 2,669,663 shares of common stock, representing approximately 15% of our issued and outstanding common stock immediately prior to March 31, 2000. If we obtain shareholder approval, there is no limit on the amount of shares that could be issued upon conversion or the payment of dividends in lieu of cash on the Series D Preferred Stock. For additional information regarding the number of additional shares that may be issued at various assumed conversion prices, see the table on page 15 under "Description of Securities -Conversion."

We may be required to delist our shares from Nasdaq if certain events occur.

     In accordance with NASD Rule 4460, which generally requires shareholder approval of any transaction that would result in the issuance of securities representing 20% or more of an issuer's outstanding listed securities, we are not obligated to issue shares of our common stock upon conversion or the payment of dividends on the Series D Preferred Stock in excess of 19.99% of the number of outstanding shares of common stock on March 29, 2000, the date of issuance of the Series D Preferred Stock. The terms of the Series D Preferred Stock also provide that we must obtain shareholder approval upon the occurrence of certain events as we described in the preceding risk factor. If we have not obtained shareholder approval and are not obligated to issue shares because of the limitation described above, we will be required to redeem all or a portion of the Series D Preferred Stock if requested by the holders of the Series D Preferred Stock. If we fail to redeem any Series D Preferred Stock as requested, the holders of at least two-thirds of the outstanding Series D Preferred Stock have the right to require that we voluntarily delist our shares of common stock from the Nasdaq Stock Market. In that event, trading in our shares would likely decrease substantially, and the price of our common shares may decline.

WE HAVE A SIGNIFICANT NUMBER OF OUTSTANDING WARRANTS, OPTIONS AND SHARES OF OTHER PREFERRED STOCK THAT COULD ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK AND OUR ABILITY TO OBTAIN ADDITIONAL FUNDING.

     As of May 12, 2000, we have outstanding:

     . options and warrants to purchase an aggregate of 4,588,128 shares of our common stock, not including the prepaid warrants and warrants related to the Series D Preferred Stock, at a weighted average exercise price of $2.29 per share;

     . shares of convertible Series A Preferred Stock that are immediately convertible into 80,597 shares of common stock;

     . Series C Preferred Stock that is convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends, divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion, which if converted as of May 12, 2000, would result in the issuance of 2,275,876 shares of common stock;

     .  prepaid warrants exercisable into 1,174,341 shares of common stock.

     The exercise of all of the outstanding warrants, including the prepaid warrants, options and/or conversion of the outstanding convertible preferred stock would dilute the then-existing shareholders' percentage ownership of our common stock, and any sales in the public market could adversely affect prevailing market prices for our common stock. Moreover, because the holders of outstanding warrants, options and preferred stock will likely exercise or convert these securities, our ability to obtain additional equity capital could be adversely affected since we probably could obtain any needed capital on terms more favorable than those provided by the conversion of these securities. We lack control over the timing of any exercise or the number of shares issued or sold if exercises or conversions occur.

WE WILL BE PENALIZED IF WE FAIL TO REGISTER SHARES UNDERLYING OUR SERIES D PREFERRED STOCK, THE WARRANTS ISSUED TO THE HOLDERS OF OUR SERIES D PREFERRED STOCK, AND THE PREPAID WARRANTS, INCENTIVE WARRANTS AND PLACEMENT AGENT WARRANTS THAT WE ISSUED IN MARCH, 2000.

     We will incur penalties and costs under the terms of the Series D Preferred Stock, the warrants issued to the holders of our Series D Preferred Stock, and the prepaid, incentive and placement agent warrants, all issued in the private placements in March, 2000, if we are unable to register the shares of common stock issuable upon the conversion of the Series D Preferred Stock and the exercise of those warrants, or if we fail to maintain our listing on the Nasdaq SmallCap Market, the Nasdaq National Market, or other national securities exchanges.

FUTURE SALES OF RESTRICTED SHARES COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK AND IMPAIR OUR ABILITY TO RAISE CAPITAL.

     Future sales of common stock by existing shareholders under exemptions from registration or through the exercise of outstanding registration rights could materially adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are, or will be in the near future, available for sale under exemptions from registration or are being registered pursuant to registration rights and we are unable to predict the effect, if any, that market sales of these shares or the availability of these shares for future sale will have on the market price of the common stock prevailing from time to time.

WE HAVE NEVER PAID AND DO NOT CURRENTLY INTEND TO PAY DIVIDENDS.

     We have never paid dividends on our common stock. We intend to retain any future earnings to finance our growth. In addition, dividends on common stock are subject to the preferences for dividends on the preferred stock. Any future dividends will depend upon our earnings, if any, our financial requirements, and other factors.

                          FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "continue" or other similar words, and include statements as to the intent, belief, or current expectations of Netplex and our directors, officers, and management with respect to future operations, performance or position of Netplex or which contain other "forward-looking" information. These forward-looking statements are predictions and are based on current information and expectation, and we assume no obligation to update these statements. When considering the forward-looking statements in this prospectus, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents incorporated in this prospectus by reference. The risk factors noted in this prospectus and the other factors noted throughout this prospectus and the documents that we incorporate by reference, including certain known and unknown risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

     All of the net proceeds from the sale of the common stock covered by this prospectus will go to the selling shareholders who offer and sell shares of the common stock. We will not receive any proceeds from the sale of the common stock offered by the selling shareholders pursuant to this prospectus. We may receive up to $6,842,330 upon exercise of the warrants issued in connection with the Series D Preferred Stock, based on an exercise price of $5.87 per share. If any or all of these warrants held by the selling shareholders are exercised, we intend to use the net proceeds for working capital and general corporate purposes.

                             SELLING SHAREHOLDERS

     The shares of common stock being offered by the selling shareholders are issuable (i) upon conversion of the Series D Preferred Stock, (ii) as dividends on the Series D Preferred Stock, or (iii) upon exercise of the related warrants. For additional information about the Series D Preferred Stock, see "Description of Securities - Series D Preferred Stock." We are registering the shares in order to permit the selling shareholders to offer these shares for resale from time to time. Except for the ownership of the Series D Preferred Stock and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

     The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by each of the selling shareholders. The second column lists, for each selling shareholder, the number of shares of common stock (based on its ownership of Series D Preferred Stock and related warrants) that are issuable to the selling shareholders as of May 19, 2000, assuming conversion of all Series D Preferred Stock, accrued dividends and the exercise of all warrants held by such selling shareholder on that date, without regard to any limitations on conversions or exercise. Because conversion of the Series D Preferred Stock is based on a formula that depends on the number of days that have elapsed since the last payment, if any, of accrued dividends to holders of Series D Preferred Stock, (i) the number of shares that will actually be issued upon conversion may vary from than the 5,099,766 shares being offered by this prospectus and (ii) the numbers listed in the second column may fluctuate from time to time. The third column lists each selling shareholder's pro rata portion (based on its ownership of Series D Preferred Stock) of the 5,099,766 shares of common stock being offered by this prospectus. The fourth column assumes the sale of all the shares offered by each selling shareholder.

     We determined the number of shares of common stock to be offered for resale by this prospectus by agreement with the selling shareholders and in order to adequately cover the number of shares required. Our calculation of the number of shares to be offered for resale is based on (i) with respect to the Series D Preferred Stock, a conversion price of $5.87 per share, which represents 120% of the average of the dollar volume-weighted average prices of the common stock for the 30 consecutive trading days beginning on and including April 4, 2000 and (ii) with respect to the related warrants, a price of $4.89 per share, which represents the average of the dollar volume-weighted average price of the common stock on the Nasdaq SmallCap Market for the 30 consecutive trading days beginning on and including April 4, 2000.

     In accordance with the terms of a Registration Rights Agreement with the holders of the Series D Preferred Stock, this prospectus covers the resale of 175% of the number of shares of common stock issuable upon conversion of the Series D Preferred Stock, determined as if the Series D Preferred Stock were converted in full at the assumed conversion price of $5.87, plus 175% of the number of shares of common stock issuable in lieu of cash dividends payable on the Series D Preferred Stock, plus 175% of the number of shares of common stock issuable upon exercise of the related warrants.

     Under the Certificate of Amendment of the Certificate of Incorporation relating to the Series D Preferred Stock and under the terms of the warrants, no selling shareholder may convert Series D Preferred Stock or exercise the warrants, respectively, to the extent such conversion or exercise would cause such selling shareholder's beneficial ownership of our common stock (other than shares deemed beneficially owned through ownership of unconverted shares of the Series D Preferred Stock or unexercised warrants) to exceed 4.99% of the outstanding shares of our common stock. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                               Number of Shares                                 Shares Beneficially
   Name of Selling            Beneficially Owned        Number of Shares              Owned
   Security Holder             Prior to Offering         Offered Hereby            After Offering
   ---------------             -----------------         --------------            --------------
   HFTP Investment L.L.C. (1)           990,812 (3)            1,733,921                  0
   Fisher Capital Ltd. (2)            1,250,171 (4)            2,187,799                  0
   Wingate Capital Ltd. (2)             673,169 (5)            1,178,046                  0

__________________

*  Less than one percent of the common stock outstanding.

(1) Promethean Investment Group, LLC, a New York limited liability company ("Promethean"), serves as investment advisor to HFTP Investment, L.L.C. ("HFTP") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP. HFTP is not a registered broker-dealer. HFTP, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(2) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership information for each of the Citadel Entities does not include ownership information for the other Citadel Entities. Citadel Limited Partnership, Kenneth C. Griffin and each of the Citadel Entities disclaims ownership of the shares held by the other Citadel Entities. Neither Fisher nor Wingate is a registered broker-dealer. Each of Fisher and Wingate, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(3) Includes up to 584,882 shares of common stock issuable on May 19, 2000, upon conversion of the Series D Preferred Stock at a conversion price of $5.87, 9,611 shares of common stock issuable upon conversion of dividends accrued through May 19, 2000 and up to 396,319 shares of common stock issuable upon the exercise of the warrant issued in connection therewith held of record by HFTP Investment, L.L.C.

(4) Includes up to 737,983 shares of common stock issuable on May 19, 2000, upon conversion of the Series D Preferred Stock at a conversion price of $5.87, 12,127 shares of common stock issuable upon conversion of dividends accrued through May 19, 2000 and up to 500,061 shares of common stock issuable upon the exercise of the warrant issued in connection therewith held of record by Fisher Capital Ltd.

(5) Includes up to 397,375 shares of common stock issuable on May 19, 2000, upon conversion of the Series D Preferred Stock at a conversion price of $5.87, 6,530 shares of common stock issuable upon conversion of dividends accrued through May 19, 2000 and up to 269,264 shares of common stock issuable upon the exercise of the warrant issued in connection therewith held of record by Wingate Capital Ltd.

                             PLAN OF DISTRIBUTION

     The selling shareholders, or their pledgees, donees, distributees, transferees or other successors, if any, may sell or distribute some or all of the shares of common stock offered under this prospectus from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers in one or more, or a combination, of the following types of transactions:

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     . transactions involving cross and block trades or otherwise on the Nasdaq SmallCap Market;
     . purchases by a broker, dealer or underwriter as principal and resale by that person for its own account under this prospectus;
     . "at the market" or through market makers or into an existing market for the common stock;
     . sales to purchasers or sales effected through agents or in other ways not including market makers or established trading markets;
     . transactions involving cross trades or otherwise on the Nasdaq SmallCap Market;
     .  short sales and other types of hedging transactions;
     . in privately negotiated transactions; or . by any other legally available means.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in these transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and, if they act as agent for the purchaser of the shares, from the purchaser. The discounts, concessions or commissions received by a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus also may be used, by donees, pledges, distributees, transferrees or other successors, if any, of the selling shareholders, who wish to offer and sell the shares under circumstances requiring the use of the prospectus. If required, we will file, during any period in which the offers or sales are being made, one or more supplements to this prospectus to disclose the names of such donees, pledgees, distributees, transferees or other successors, if any, of the selling shareholders and any other material information with respect to the plan of distribution not previously disclosed.

     The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any of these underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of compensation that may be received by the underwriters, brokers, dealers or agents. We do not know of any existing arrangements between the selling shareholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the shares of common stock.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market activities with respect to the common stock for a period of up to five business days prior to the commencement of the distribution. The selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations enacted under the Exchange Act, including, if applicable, Rule 10b-5 and Regulation M. These provisions, if applicable, may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders. All of the above may affect the marketability of the common stock.

     We will pay all of the costs and expenses for the registration of the shares of common stock by the selling shareholders under this prospectus. In addition, we have agreed to indemnify the selling shareholders, the directors and officers of the selling shareholders, each underwriter of the shares of common stock to be registered under this prospectus, and each person who controls any selling shareholder or underwriter of the shares of common stock to be registered under this prospectus against liabilities concerning untrue statements or omissions that we make, or violations of the securities laws that we commit, with respect to the registration of the shares of common stock, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against certain liabilities concerning untrue statements or omissions that they make, with respect to the registration of the shares of common stock, including liabilities under the Securities Act.

     If shares of the common stock are sold in an underwritten offering, those shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions. These transactions may be made in the following manner:

     .  at market prices prevailing at the time of sale;
     .  at prices related to the prevailing market prices;
     .  at negotiated prices; or
     .  at fixed prices.

The names of the underwriters with respect to an offering of the shares of common stock and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this prospectus relating to the offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time.

                           DESCRIPTION OF SECURITIES

     As of May 19, 2000, our authorized capital stock consists of (i) 40,000,000 shares of common stock, par value $.001 per share, of which as of May 12, 2000, 17,970,687 shares are issued and outstanding, 5,039,363 shares are reserved for issuance pursuant to our stock option and purchase plans and 8,118,942 shares are issuable and reserved for issuance pursuant to securities (other than Series D Preferred Stock and the related warrants or shares reserved for issuance pursuant to the Company's stock option and purchase plans) exercisable or exchangeable for, or convertible into, shares of common stock and (ii) 6,000,000 shares of Preferred Stock, par value $.01 per share, of which as of May 12, 2000, 1,904,438 shares have been designated as Series A Preferred Stock of which 80,597 shares are issued and outstanding; 1,500,000 shares have been designated Series B Preferred Stock of which no shares are issued and outstanding; and 1,500,000 shares have been designated Series C Preferred Stock of which 1,500,000 shares are issued and outstanding; and 15,000 shares have been designated Series D Preferred Stock of which 10,000 shares are issued and outstanding.

     The descriptions below of the terms of the common stock, preferred stock and the related warrants are summaries of the material terms only and do not purport to be complete. Such descriptions are subject to and qualified by the detailed provisions of our amended Certificate of Incorporation and Bylaws, all of which have been filed with the SEC and are incorporated into this prospectus by reference and by applicable law.

Common Stock.

     The holders of our common stock are entitled to one vote per share on all matters on which shareholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including preferred shares, having a preference over the common stock as to dividends or upon liquidation, the holders of our common stock are also entitled to dividends as may be declared by our Board of Directors out of funds that are lawfully available, and are entitled upon liquidation to receive pro rata the assets that are available for distribution to holders of common stock. Holders of the common stock have no preemptive, subscription or conversion rights. The common stock is not subject to assessment and has no redemption provisions.

Preferred Stock.

     In addition to the Series D Preferred Stock, the Board of Directors of Netplex has the authority to issue 1,080,562 additional shares of preferred stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the shareholders.

     The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Netplex without further action by the shareholders.

Series D Preferred Stock.

GENERAL.

     On March 29, 2000, we issued 10,000 shares of our Series D Convertible Preferred Stock, $1,000 stated value per share (sometimes, the "Initial Series D Preferred Stock"), and warrants to purchase 1,165,644 shares of our common stock with a current warrant exercise price of $5.87 per share in a private placement to institutional investors. The net proceeds of the offering, after expenses, were approximately $9.5 million. We may also be required to issue additional shares of Series D Preferred Stock under certain circumstances. See "Additional Information About Our Series D Preferred Stock and Warrants."

     The terms of the Series D Preferred Stock included in this Registration Statement, for which this prospectus forms a part, are complex and are only briefly summarized in this prospectus. To obtain further information concerning the rights, preferences and terms of the Series D Preferred Stock, please refer to the full description contained in our current report on Form 8-K and exhibits filed with the Securities Exchange Commission on April 3, 2000.

DIVIDENDS.

     The Series D Preferred Stock carry a dividend rate of 7% per annum, payable quarterly or upon conversion or redemption. At our option, the quarterly dividend may be paid in cash or shares of common stock, subject to satisfaction of certain conditions described below. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of the dividend on each share of the Series D Preferred Stock will be equal to the accrued dividends (plus any unpaid default interest) divided by the applicable conversion price.

     The applicable conversion price will be equal to the average of the closing sale prices for our common stock on each of the 10 consecutive trading days immediately preceding the date of determination. For example, if we had elected to pay dividends in shares of our common stock on May 19, 2000, the average of the closing sale prices for our common stock on each of the 10 consecutive trading days immediately preceding May 19, 2000 was $ $3.46 per share, and we would have been required to issue 2.8268 shares of common stock in lieu of a cash dividend on each share of Series D Preferred Stock (an aggregate of 28,268 shares based on 10,000 shares of Series D Preferred Stock issued and outstanding), calculated as follows, where N represents the number of days since the issuance of the shares (in this case N is 51 days):

                       (0.07) (N/365) ($1,000)  = 2.8268
                       -----------------------
                                 $3.46

     We will not have the right to pay dividends in shares of our common stock if a triggering event (as defined in Section 3(b) of the Certificate of Amendment of the Certificate of Incorporation of The Netplex Group, Inc. relating to the Series D Preferred Stock) has occurred and is continuing or the registration statement covering the shares of common stock underlying the Series D Preferred Stock is not effective and available for resale of all shares required to be registered. Triggering events include the following:

     - the failure of an applicable Registration Statement (such as the one in which this prospectus will be included) to be declared effective by the SEC on or prior to the date required by the terms of the Registration Rights Agreement (which was filed as an exhibit to the Report on Form 8-K we filed on April 3, 2000);

     - if while the Registration Statement is required to be maintained effective, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the preferred shares for sale of all shares to be registered in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

     - the suspension or delisting from trading of our common stock on the Nasdaq SmallCap Market, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange for a period of at least five consecutive trading days or for more than 10 trading days in any 365-day period;

     - our notice to any holder of Series D Preferred Stock of our intent not to comply with a request for conversion tendered in accordance with the terms of the Series D Preferred Stock;

     - our failure to issue shares of common stock upon conversion prior to the 10th business day after the required date of delivery;

     - our failure to issue shares of common stock after a proper request from a holder of the Series D Preferred Stock due to our compliance with the limitation on the number of shares which may be issued in accordance with the applicable rules of the Nasdaq SmallCap Market; or

     - the breach of any representation, warranty, covenant or other term or condition of the documents governing the issuance of the Series D Preferred Stock unless the breach would not have a material adverse effect or in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 20 days.

MATURITY DATE.

     The Initial Series D Preferred Stock matures on March 29, 2002, subject to extension in certain circumstances, at which time the Initial Series D Preferred Stock may be redeemed at our option. If we elect to redeem any Initial Series D Preferred Stock outstanding on March 29, 2002, the amount required to be paid will be equal to the liquidation preference of the Series D Preferred Stock, which equals the price originally paid for such shares plus "accretion" (as defined below). If any shares of Initial Series D Preferred Stock remain outstanding on the date which is 45 business days after March 29, 2002, we will be required to convert such preferred stock and issue shares in an amount determined by dividing the sum of $1,000 plus accretion by the applicable conversion price. The applicable conversion price at such time will be 95% of the dollar volume-weighted average price of the common stock on the date which is 45 business days after March 29, 2002. "Accretion" equals (.07)(N/365)($1,000), where N is the number of days between March 29, 2000 (in the event no dividends have been paid on shares of the Initial Series D Preferred Stock as of the date of determination) and the date of determination, plus any unpaid default interest.

     During the period beginning on and including the date which is 2 business days after March 29, 2002 and ending on and including the date which is 45 business days after March 29, 2002 no holder of Series D Preferred Stock shall be entitled to sell a number of shares of common stock issued pursuant to the conversion of such preferred stock in excess of the greater of:

          (I)  the product of:

                    . the result of (i) the aggregate conversion amount of all such shares of Series D Preferred Stock held by such holder on the date which is 2 business days after March 29, 2002, divided by (ii) 95% of the lowest dollar volume-weighted average price of the common stock during the period beginning on and including the date which is 2 business days after March 29, 2002 and ending on and including the date as of which the determination is being made, multiplied by

                    . the result of (X) the number of business days during the period beginning on and including the date which is 2 business days after March 29, 2002 and ending on and including the date as of which the determination is being made, divided by (Y) 45, and

          (II) 15% of the daily trading volume for the common stock on such date of determination, multiplied by (w) the result of (A) the number of shares of Series D Preferred Stock purchased by such holder on March 29, 2000, divided by (B) the total number of shares of Series D Preferred Stock purchased on March 29, 2000.

CONVERSION.

     The number of shares of common stock to be issued upon conversion of a share of Initial Series D Preferred Stock is determined by dividing the sum of $1,000 (the amount paid for that share), accretion, by $5.87 (the conversion price which is subject to adjustment upon the occurance of certain events). The conversion price of $5.87 is the result of 120% of the average of the dollar volume-weighted average prices of the common stock for the 30 consecutive trading days beginning on and including April 4, 2000.

     The following table sets forth the number of shares of common stock we would be required to issue upon conversion of the Initial Series D Preferred Stock outstanding at the applicable conversion price of $5.87 per share as of May 19, 2000, and the resulting percentage of our total shares of common stock outstanding after such a conversion. Although the conversion price is fixed under the formula described in the preceding paragraph, there are certain circumstances (i.e. upon maturity, as described above in "Series D Preferred Stock - Maturity Date" and upon occurrence of certain dilutive events) under which the conversion price may increase or decrease. Therefore, the table also sets forth the number of shares of common stock we would be required to issue assuming (i) increases of 25%, 50% and 75% in the applicable conversion price;
(ii) decreases of 25%, 50% and 75% in the applicable conversion price; and (iii) the fixed conversion price of $18.00, which is the maximum permitted conversion price.


_____________________________________________________________________________________________________
Assumed Conversion Price Per       No. of Shares of Common Stock        Percentage of Outstanding
Share of Common Stock              Issuable Upon Conversion (1)         Common Stock After Conversion
---------------------              ----------------------------         -----------------------------
                                                                        (2)(3)
                                                                        ---
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
         $5.87                                         1,703,578                                  9.5%
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
         $7.34(+25%)                                   1,362,398                                  7.6%
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
         $8.81(+50%)                                   1,135,074                                  6.3%
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
        $10.27(+75%)                                     973,710                                  5.4%
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
        $18.00                                           555,556                                  3.1%
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
         $4.40(-25%)                                   2,272,727                                 12.6%
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
         $2.94(-50%)                                   3,401,361                                 18.9%
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
         $1.47(-75%)                                   6,802,721                                 37.9%
-----------------------------------------------------------------------------------------------------


(1) The number of shares of common stock issuable upon conversion and the percentage of outstanding common stock after such conversion set forth above do not take into account any shares of common stock that may be issuable as dividends on the Initial Series D Preferred Stock or upon exercise of the warrants issued in connection with the sale of the Initial Series D Preferred Stock. If the dividends on Initial Series D Preferred Stock had been converted in full and the related warrants had been fully exercised as of May 19, 2000, we would have been required to issue an additional 28,268 shares as payment for accrued dividends and an additional 1,165,644 shares upon the exercise of the related warrants.

(2) Calculated based on 17,970,687 shares of common stock issued and outstanding as of May 12, 2000.

(3) Even though no selling shareholder may convert its Series D Preferred Stock if such conversion would make such selling shareholder the beneficial owner of more than 4.99% of our then outstanding common stock (excluding for purposes of such determination shares of common stock issuable upon conversion of Series D Preferred Stock which have not been converted and upon exercise of warrants which have not been exercised), this restriction does not prevent a selling shareholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling shareholder could eventually sell more than 4.99% of our outstanding common stock while never holding more than 4.99% at any specific time.

     The conversion rate for the Series D Preferred Stock will be reduced (and we will be obligated to pay certain cash damages) if we fail to deliver shares of common stock within 12 business days after being notified of conversion of the Series D Preferred Stock and the holder exercises its right to void its conversion notice. In such case, the conversion price will be reduced to the lesser of (i) the conversion price then in effect or (ii) the lowest closing sale price during the period beginning on the conversion date and ending on the date such holder voided its conversion notice. The Series D Preferred Stock (and the related warrants) also contain anti-dilution protection which adjusts the conversion rate of the Series D Preferred Stock (and the exercise price of the warrants) in the event we are deemed to have issued common stock at a price less than the conversion rate then in effect (in the case of the Series D Preferred Stock) or the exercise price (in the case of the warrants), subject to certain exceptions.

     We are not obligated to issue any shares of common stock upon conversion of the Series D Preferred Stock if the issuance of such shares of common stock would exceed that number of shares of common stock which we may issue upon conversion of the Series D Preferred Stock without breaching our obligations under the rules or regulations of the Nasdaq SmallCap Market, except that such limitation shall not apply in the event that we (a) obtain shareholder approval as required by the applicable rules of the Nasdaq SmallCap Market for issuances of common stock in excess of such amount or (b) obtain a written opinion from our outside counsel that such approval is not required, which opinion must be reasonably satisfactory to the holders of at least two-thirds (2/3) of the Series D Preferred Stock then outstanding. Until such approval or written opinion is obtained, no holder of Series D Preferred Stock will be issued, upon conversion of such preferred stock, shares of our common stock in an amount greater than the product of (i) the amount of the exchange cap described above multiplied by (ii) a fraction, the numerator of which is the number of shares of Series D Preferred Stock issued to such holder on March 29, 2000 and the denominator of which is the aggregate amount of all shares of Series D Preferred Stock issued to the holders on March 29, 2000.

REDEMPTION.

     If a triggering event as described under "Series D Preferred Stock - Dividends" occurs, or if we fail to deliver shares of common stock upon the conversion of the Series D Preferred Stock, or if we fail to meet certain other obligations imposed by the terms of the Series D Preferred Stock and the related warrants, the holders of the Series D Preferred Stock will have the right to require us to redeem all or a portion of any outstanding shares of Series D Preferred Stock for cash. The redemption price in such a case is the greater of:

          (I) 125% of the price paid for the shares of Series D Preferred Stock plus accretion and

          (II) the product of:

                    . the quotient obtained by dividing (A) the price paid for the shares of Series D Preferred Stock plus accretion and (B) the applicable conversion price in effect at such time the holder delivers a notice of redemption and

                    .    the closing sale price of our common stock on the
                    trading day immediately before the day of the happening of the event that gives the holders the right to redeem.

     The holders also may redeem the Series D Preferred Stock upon a change of control of Netplex at a redemption price equal to the greater of:

          (I) 125% of the price paid for the shares of Series D Preferred Stock plus accretion and

          (II) the product of:

                    . the quotient obtained by dividing (A) the price paid for the shares of Series D Preferred Stock plus accretion and (B) the applicable conversion price in effect at such time the holder delivers a notice of redemption and

                    .    the average closing sales price of the common stock
                    during the five trading days immediately preceding the date the holders give notice of their election to redeem upon change of control.

LIQUIDATION PREFERENCE.

     In the event of our liquidation, the holders of the Series D Preferred Stock will be entitled to a liquidation preference before any amounts are paid to the holders of any of our capital stock of any class junior in rank to the Series D Preferred Stock. The liquidation preference is equal to the amount originally paid for the shares of Series D Preferred Stock, or $1,000 per share, plus accretion on any outstanding shares of Series D Preferred Stock.

WARRANTS.

     In connection with the sale of the Initial Series D Preferred Stock, we issued warrants to purchase up to 1,165,644 shares of our common stock, which is based on the product of 10,000 multiplied by the result of (A) $570, divided by
(B) the average of the dollar volume-weighted average price of the common stock on the Nasdaq SmallCap Market for the 30 trading days after April 3, 2000 ($4.89 per share), exercisable at the price of $5.87 per share, which represents 120% of the dollar volume-weighted average price for the common stock on the Nasdaq SmallCap Market for the 30 consecutive trading days beginning on and including April 3, 2000. These warrants expire on March 29, 2003. The exercise price and number of shares that may be purchased upon exercise of the warrants are subject to adjustment upon the occurrence of certain dilution events. We intend to use the proceeds, if the warrants are exercised, for working capital and general corporate purposes.

VOTING RIGHTS.

     Other than as required by law, the holders of the Series D Preferred Stock have no voting rights except that the consent of holders of at least two-thirds of the outstanding shares of Series D Preferred Stock will be required to effect any change in our Certificate of Incorporation that would change any of the rights of the shares of Series D Preferred Stock.

ADDITIONAL INFORMATION ABOUT OUR SERIES D PREFERRED STOCK AND WARRANTS.

     In certain circumstances, the selling shareholders may have the right to purchase and we may be required to sell additional Series D Preferred Stock and warrants. At any time during the period beginning on and including the Call Trigger Date (as defined below) and ending on and including the date which is 2 years after the Call Trigger Date, the selling shareholders will be able to purchase an aggregate of 5,000 additional shares of Series D Preferred Stock and related warrants for common stock at a purchase price of $1,000 per share of Series D Preferred Stock. "Call Trigger Date" shall mean:

     (I) the earlier of:

          . the date we file our Form 10-Q for the three months ended June 30, 2000, if such Form 10-Q does not disclose that on or before August 1, 2000 we (x) consummated the Subsequent Financing (as defined below), and (y) obtained a new credit facility with a bank providing immediately available funds of at least $5,000,000 on commercially reasonable terms (the "Credit Facility") or

          . August 14, 2000, if we fail to file our Form 10-Q for the three months ended June 30, 2000 on or before August 14, 2000, unless we have publicly disclosed prior to August 14, 2000 that on or before August 1, 2000 we (x) consummated the Subsequent Financing and (y) obtained the Credit Facility, or

     (II) any date subsequent to (y) the date we file our Form 10-Q for the three months ended June 30, 2000 or (z) August 14, 2000 if we fail to file such Form 10-Q on or before August 14, 2000, on which we publicly disclose that the Credit Facility is not effective and available, or a new credit facility with a bank which has terms which are no less favorable to the Company than, and for an amount not less than, the Credit Facility is not effective and available.

"Subsequent Financing" means the sale by Netplex of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock which (i) includes net proceeds to Netplex of at least $5,000,000 at the time such offering is consummated, (ii) is classified as equity under U.S. Generally Accepted Accounting Principles, (iii) does not include or involve, directly or indirectly, the exercise, conversion or exchange of any securities or rights outstanding on March 28, 2000, and (iv) is not pursuant to any agreement entered into by Netplex prior to March 28, 2000 nor any amendment to any such agreement.

     In the event the selling shareholders purchase additional shares of Series D Preferred Stock as discussed in the preceding paragraph, it shall be on terms substantially similar to those described above, except for a maturity date which is two years after the issuance of such securities, and the applicable conversion price for the additional shares of Series D Preferred Stock shall be 120% of the average of the dollar volume-weighted average prices of the common stock for the 15 consecutive trading days beginning on and including the first trading day after the Call Trigger Date. In addition, if the selling shareholders purchase additional shares of Series D Preferred Stock, the selling shareholders shall receive for each share of Series D Preferred Stock purchased, warrants to purchase shares of common stock equal to the result of (a) $570, divided by (b) the average of the dollar volume-weighted average prices of the common stock for the 15 consecutive trading days beginning on and including the first trading day after the Call Trigger Date. All future warrants to be issued upon the purchase of additional Series D Preferred Stock by the selling shareholders will be exercisable for common stock at an exercise price of 120% of the average of the dollar volume-weighted average prices of the common stock for the 15 consecutive trading days beginning on and including the first trading day after the Call Trigger Date. Any additional warrants will be exercisable until three years from the date such warrant was issued. Pursuant to the Registration Rights Agreement with the holders of the Initial Series D Preferred Stock, we have also agreed to prepare additional registration statements (as necessary) covering the resale of all of the additional common stock issuable upon conversion and/or exercise of the additional Series D Preferred Stock and related warrants issued to such holders. We must file such additional registration statements within 30 days after the applicable closing relating to the purchase of additional Series D Preferred Stock and related warrants. Each additional registration statement prepared pursuant to the purchase of such additional shares and warrants must register for resale at lease 175% of the number of shares of common stock issuable upon conversion and/or exercise of the additional Series D Preferred Stock and related warrants. We must use our best efforts to cause such additional registration statement(s) to be declared effective by the SEC no later than the date which is 120 days after the applicable closing of the purchase of such additional shares and warrants.

OTHER MATTERS WE HAVE AGREED TO.

     Until December 27, 2000, subject to certain exceptions, we may not negotiate or contract with any party for any equity financing or issue any equity securities or securities convertible or exchangeable into or for equity securities in any form unless we have first delivered to each holder of Series D Preferred Stock a written notice describing the proposed transaction, and providing each holder an option to purchase a certain participation percentage (equal to 75% of its pro rata portion of Initial Series D Preferred Stock (based on the number of shares of Initial Series D Preferred Stock issued to each holder in relation to the total number of shares of Initial Series D Preferred Stock issued to all holders)) of the securities to be issued in such transaction.

                                    EXPERTS

     The consolidated financial statements and schedule of The Netplex Group, Inc. as of December 31, 1999, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of The Netplex Group, Inc. as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     KPMG LLP has recently informed us that we need to disclose the following in all public filings in which its reports are included or incorporated by reference: The Company has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP's consent to the incorporation by reference of its audit on the Company's past financial statements incorporated by reference in this registration statement.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby and certain other matters will be passed upon for us by Venable, Baetjer and Howard, LLP.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, covering the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and exhibits.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.
                                                ---------------------

                               MATERIAL CHANGES

     On May 2, 2000, we entered into a two-year co-branded services arrangement with TMP Interactive, Inc., the parent of TMP Worldwide, Inc. (whose global online career site and flagship brand is Monster.com), and our subsidiary, Contractor's Resources, whereby MyBizOffice will be a co-branded component of the Monster Talent Market, an online auction-style marketplace for independent professionals. Pursuant to this arrangement, we issued warrants to TMP Interactive, Inc. for the right to purchase three million shares of our common stock, at a weighted average exercise price of $8.00 per share. In addition, we agreed to pay TMP Interactive, Inc. $5 million over the two-year engagement as a minimum revenue share and slot fee.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to our filed SEC documents. The information incorporated by reference is part of this prospectus. Information we file with the SEC after we file this document will update and supersede this information.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering is completed.

     (a)  Our Annual Report on Form 10-K for the year ended December 31, 1999;

     (b)  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2000;

     (c)  Our current Report on Form 8-K filed with the SEC on May 22, 2000;

     (d)  Our current Report on Form 8-K filed with the SEC on April 3, 2000;
          and

     (e) The description of our common stock that is contained in our Form 8-A filed March 8, 1993.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference, modifies or supersedes that statement. Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

     You may request a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning Mr. Peter Russo, Chief Accounting Officer, at:

                            The Netplex Group, Inc.
                            8260 Greensboro Drive, 5th Floor
                            McLean, Virginia  22102
                            Telephone: (703) 356-3001.

     You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have authorized no one to provide you with different information. The selling shareholders are not authorized to make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or the applicable prospectus supplement.

            DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

     Our amended and restated certificate of incorporation allows us indemnify to the fullest extent permitted under the New York Business Corporation Law our directors, officers, employees and agents. We may indemnify them only if we determine that their conduct did not violate the law. In addition, the amended and restated certificate of incorporation eliminates the personal liability of directors to Netplex and its shareholders for money damages if they breach their duty as directors.

     The New York Business Corporation Law also permits us to indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses of litigation, except when we bring the case against such director or officer, or if a case is brought by our shareholders against them on our behalf. We can indemnify a director or officer if he acted in good faith and for a purpose he reasonably believed to be in Netplex's best interests. However, no indemnification is permitted in an action by Netplex, or its shareholders on its behalf, in connection with the settlement or other disposition of a threatened or pending action or in connection with any claim, issue or matter as to which a director or officer is liable to Netplex, unless a court determines Netplex should pay a portion. In addition, the New York Business Corporation Law provides that a director or officer shall be indemnified if he is successful in the litigation on the merits or otherwise.

     Permitted indemnification as described above may only be made if it is authorized by our board of directors, in each specific case, based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the New York Business Corporation Law. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors or based upon an opinion by independent legal counsel, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met. Upon application of the person seeking indemnification, a court may also award indemnification upon a determination that the standards outlined above have been met. We may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by him to repay such expenses if it is ultimately determined that he is not entitled to be indemnified by us.

     We have also agreed to indemnify our directors and executive officers pursuant to indemnification agreements. We will pay all expenses, losses, claims, damages and liability incurred by our directors or executive officers for or as a result of action taken or not taken while they were acting as directors, officers, employees or agents.

     Although the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons as discussed above, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     No person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this prospectus, and, if given or made, the information or representation not contained in this prospectus must not be relied on as having been authorized. This prospectus does not constitute an offer to sell, or the solicitation of an offer to purchase, any of the securities offered by this prospectus, in any jurisdiction to or from any person to or from whom it is unlawful to make such offer or solicitation of an offer, or proxy solicitation in such jurisdiction. Neither the delivery of this prospectus nor the issuance or sale of any securities hereunder shall under any circumstances create any implication that there has been no change in the information disclosed in this prospectus to date or delivered and incorporated by reference.

                Part II. Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses expected to be incurred in connection with the issuance and distribution, all of which will be paid by Netplex:

Registration Fee -- Securities and Exchange Commission..   $ 4,754
Listing Fee -- Nasdaq SmallCap Market...................   $ 7,500
Listing Fee - Boston Stock Exchange.....................   $ 5,000
Legal Fees and Expenses.................................   $50,000
Printing and Engraving Expenses.........................   $ 1,000
Miscellaneous...........................................   $ 1,000
Total...................................................  ---------
                                                           $69,254

     Except for the Securities and Exchange Commission Registration fee, the Nasdaq SmallCap Market listing fee and the Boston Stock Exchange listing fee, the cost and expenses are estimates.

Item 15. Indemnification of Directors and Officers.

     Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability that he may incur in his capacity as such.

     The Company's authority to indemnify its directors and officers is governed by the provisions of Article 7 of the New York Business Corporation Law (the "BCL").

     Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

     A more specific description of the relevant law is provided below.

     Section 721. Nonexclusivity of Statutory Provisions for Indemnification of Directors and Officers -- The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

     Section 722. Authorization for Indemnification of Directors and Officers --
(a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

     (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer or any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

     Section 723. Payment of Indemnification Other Than By Court Award -- (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

     (b)  Except as provided in paragraph (a), any indemnification  under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

          (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

          (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

               (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

               (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

               (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

     Section 724. Indemnification of Directors and Officers by a Court -- (a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723.

     Application therefor may be made, in every case, either:

          (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

          (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in action or proceeding in which the expenses were incurred or other amounts were paid.

     (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

     (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

     Section 725. Other Provisions Affecting Indemnification of Directors and Officers -- (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled:

     (b)  No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

          (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

          (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

          (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

     (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

     (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

     (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

     (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

     Section 726. Insurance for Indemnification of Directors and Officers -- (a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

     (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

     (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

     (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

     (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

     (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

     (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

     (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

     (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

     (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

     The Company's Amended and Restated Certificate of Incorporation provides that the personal liability of the directors of the Company to the Company or its shareholders for damages for any breach of duty as directors, is eliminated, provided that nothing shall limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct.

     The Company has also entered into indemnification agreements with each of its officers and directors.

     The selling shareholders have agreed to indemnify Netplex against liabilities concerning untrue statements or omissions that they make, or violations of the securities laws that they commit, with respect to the registration of the shares of common stock, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be given to directors, officers and controlling persons of the registrant or others under the above provisions, or otherwise, the registrant has been informed that in the opinion of the Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether that indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

4(a)    --   Certificate of Amendment of the Certificate of Incorporation of The
             Netplex Group, Inc. as filed with the Secretary of State of the
             State of New York on March 28, 2000.*
4(b)    --   Securities Purchase Agreement, dated as of March 28, 2000, by and among the Company and the Buyers.*
4(c)    --   Form of Warrant Agreement, dated as of March __, 2000, by and between the Company and each of the Buyers.*
4(d)    --   Registration Rights Agreement, dated as of March 28, 2000, by and among the Company and the Buyers.*
5       --   Opinion of Venable, Baetjer and Howard, LLP.**
23(a)   --   Consent of Grant Thornton, LLP.**
23(b)   --   Consent of  KPMG LLP.**
23(c)   --   Consent of Venable, Baetjer and Howard, LLP (contained in their opinion included under Exhibit 5).**
24      --   Power of Attorney, included on Page II-7.

__________________

* Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2000 (Commission File No. 1-11784).
**   Filed herewith.


Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment and to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Under the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on the 22nd day of May, 2000.

                                     THE NETPLEX GROUP, INC.



                                     By:   /s/ Gene Zaino
                                           _____________________________________
                                           Gene Zaino
                                           Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

          Each person whose signature appears below hereby constitutes and appoints Gene Zaino and Robert Skelton, either of whom may act, as their true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                                   Date
---------                          -----                                   ----

/s/ Gene Zaino
___________________________        Chief Executive Officer                 May 22, 2000
Gene Zaino                         and Chairman (Principal
                                   Executive Officer)


/s/ Pamela Fredette
___________________________        President and Director                  May 22, 2000
Pamela Fredette


/s/ Walton E. Bell III
___________________________        Chief Financial Officer and             May 22, 2000
Walton E. Bell III                 Treasurer (Principal Financial
                                   Officer)

/s/  Peter Russo
___________________________        Chief Accounting Officer (Principal     May 22, 2000
Peter Russo                        Accounting Officer)


/s/ Richard Goldstein
___________________________        Director                                May 22, 2000
Richard Goldstein


/s/ J. Alan Lindauer
___________________________        Director                                May 22, 2000
J. Alan Lindauer


/s/ Steven Hanau
___________________________        Director                                May 22, 2000
Steven Hanau

                                 EXHIBIT INDEX


Exhibit       Description
4(a)    --    Certificate of Amendment of the Certificate of Incorporation of
              The Netplex Group, Inc. as filed with the Secretary of State of the State of New York on March 28, 2000.*
4(b)    --    Securities Purchase Agreement, dated as of March 28, 2000, by and among the Company and the Buyers.*
4(c)    --    Form of Warrant Agreement, dated as of March __, 2000, by and between the Company and each of the Buyers.*
4(d)    --    Registration Rights Agreement, dated as of March 28, 2000, by and among the Company and the Buyers.*
5       --    Opinion of Venable, Baetjer and Howard, LLP.**
23(a)   --    Consent of Grant Thornton, LLP.**
23(b)   --    Consent of  KPMG LLP.**
23(c)   --    Consent of Venable, Baetjer and Howard, LLP (contained in their opinion included under Exhibit 5).**
24      --    Power of Attorney, included on Page II-7.

__________________
* Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2000 (Commission File No. 1-11784).
**   Filed herewith.